EXHIBIT 10.23

Description of Employment Agreements with Named Executive Officers

The Company has entered into employment agreements with each of the Named Executive Officers.  Each officer’s agreement has a term of one year and is renewable annually.  Each employment agreement provides that an officer’s compensation will include a base and a bonus.  The base salary and bonus structure of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer are determined by the Compensation Committee of the Board of Directors.  The base salary and bonus structure of the remaining officers are determined by the Chief Operating Officer, in consultation with the Chief Executive Officer.  In the event that an officer’s employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times his annual compensation, which varies based upon the cause of termination and officer position.  Officers are also entitled to receive continuation of medical, dental and disability benefits for up to 18 months following termination, which varies based upon the officer’s position.